Exhibit 11.1

                                 NeoPath, Inc.
                       Computation of Net Loss Per Share

                                                                        Three months ended               Nine months ended
                                                                           September 30,                    September 30,
                                                                        1995            1994            1995           1994
                                                                 -----------   -------------   -------------   -------------
Net loss                                                          $3,602,177    $  3,188,632     $10,019,369     $8,733,531
                                                                 ===========   =============   =============   =============
Historical:

  Shares used in calculating net loss per share -
    Weighted average common shares outstanding                     9,684,305         410,641       8,732,957        377,484

  Net effect of stock options exercised and stock options
    and warrants granted during the 12 months prior to
    the Company's initial public offering at less
    than the offering price, calculated using
    the treasury stock method at the offering price of
    $11.00 per share, and treated as outstanding
    for all periods prior to January 1995                                  -         490,151               -        521,118

   Net effect of convertible preferred stock, after the effect of conversion to common stock, issued during the 12
     months prior to the Company's initial public offering,
     at less than the offering price, calculated using the
     treasury stock method at the offering price
     of $11.00 per share, and treated as outstanding
     for all periods prior to January 1995                                 -         944,059               -        944,059
                                                                 -----------   -------------   -------------   -------------

                 Total                                             9,684,305       1,844,851       8,732,957      1,842,661
                                                                 ===========   =============   =============   =============
  Net loss per share                                                   $0.37           $1.73           $1.15          $4.74
                                                                       =====           =====           =====          =====

Pro forma:

  Shares used in calculating pro forma net loss per share -
   Weighted average common shares outstanding                      9,684,305         410,641       8,732,957        377,484

  Weighted average common shares giving effect to
    conversion of convertible preferred stock to common
    stock for all periods subsequent to issuance                           -       5,609,257         539,320      5,385,226

    Net effect of stock options exercised and stock options and warrants granted during the 12 months prior to the Company's initial public offering at less than the offering price,
    calculated using the treasury stock method at the offering price of $11.00 per share, and treated as outstanding for
    all periods prior to January 1995                                      -         490,151               -        521,118
                                                                 -----------   -------------   -------------   -------------

                 Total                                             9,684,305       6,510,049       9,272,277      6,283,828
                                                                 ===========   =============   =============   =============
  Pro forma net loss per share                                         $0.37           $0.49           $1.08          $1.39
                                                                       =====           =====           =====          =====
